Exhibit (a)(15)

KLA-TENCOR CORPORATION

ELECTION FORM

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND OR REPLACE DATED FEBRUARY 27, 2007

THE OFFER EXPIRES AT 11:59 P.M., PACIFIC TIME, ON MARCH 27, 2007,

UNLESS THE OFFER IS EXTENDED.

Name	Employee ID:
Address

Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment by checking the “Amend Entire Eligible Portion” box. If you do not want to tender one or more of your Eligible Options for amendment, check the “Amend None” box for those particular options. If you do not clearly mark the “Amend Entire Eligible Portion” box with respect to an Eligible Option, your election with respect to that option will default to “Amend None.” In that event, such Eligible Option will not be amended, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Grant Date	Option Number	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Actual Grant Date	Fair Market Value of KLA-Tencor Common Stock on Actual Grant Date	Amend Entire Eligible Portion	Amend None
[ ]	[ ]	[$ ]	[ ]	[ ]	[ ]	[$ ]	☐	☐

Please note that if an Eligible Option you tender for amendment has an exercise price per share at or above the closing selling price per share of KLA-Tencor common stock on the amendment date, that option will be canceled on that date and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

Agreement to Terms of Election

1. As soon as practicable after the Amendment Date, KLA-Tencor shall return to me a final and completed Stock Option Amendment and Special Bonus Agreement in which there is indicated the Adjusted Exercise Price for each Amended Option and the dollar amount of the Cash Bonus to which I will be entitled with respect to that option. Should an Eligible Option I tender for amendment have an exercise price per share at or above the closing selling price per share of KLA-Tencor common stock on the Amendment Date, that option will be canceled on that date and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. A stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.

2. If I cease to remain employed by KLA-Tencor or any affiliated entity after I tender my Eligible Options but before KLA-Tencor accepts those options for amendment, my Eligible Options will not be amended or replaced, and I will not become entitled to any Cash Bonus.

3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless KLA-Tencor does not accept my tendered Eligible Options before April 24, 2007, the 40th business day after commencement of the Offer. I may then revoke my elections with respect to my tendered Eligible Options at any time prior to KLA-Tencor’s acceptance of those options for amendment or replacement pursuant to the Offer.

4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. KLA-Tencor’s acceptance of my tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between KLA-Tencor and me upon the terms and subject to the conditions of the Offer.

5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.

6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise amended or replaced pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.

7. KLA-Tencor cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.

8. Under certain circumstances set forth in the Offer document, KLA-Tencor may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment or replacement, those options will be returned to me promptly following the expiration or termination of the Offer.

9. I understand that neither KLA-Tencor nor KLA-Tencor’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Options for amendment or replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of KLA-Tencor common stock may provide little or no basis for predicting what the market price of KLA-Tencor common stock will be when KLA-Tencor amends my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the Offer listed below:

Offer to Amend or Replace

Instructions to this Election Form

Stock Option Amendment and Special Bonus Agreement

11. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment or replacement in accordance with the Offer to Amend or Replace. I agree that the options identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have elected to amend or replace in the Offer will be amended or replaced by KLA-Tencor unless I submit a new, properly completed Election Form prior to the expiration of the Offer.

12. I understand that I must fully complete, sign and deliver this Election Form and return it to KLA-Tencor via facsimile to Tracy Laboy at (408) 875-6677 prior to the expiration of the Offer.

13. I further understand that I will receive an Election Confirmation Statement via email at my KLA-Tencor email address listed below within one business day after the submission of my Election Form on the Offer website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that KLA-Tencor has received my complete submission by emailing a copy of the Confirmation Statement that I will have printed from this Offer website at the time I submit my Election Form online.

14. I acknowledge that the Offer and the other documents and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a KLA-Tencor intranet, the delivery of a document via email or such other means of delivery specified by KLA-Tencor. By executing this Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from KLA-Tencor a paper copy of any documents delivered electronically at no cost to me by contacting KLA-Tencor by telephone or in writing using the contact information on the Instructions to this Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide KLA-Tencor with a paper copy of any documents if my attempted delivery of such documents electronically fails.

Email address:

Employee ID number:

Signature	Date

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed Election Form must be received by KLA-Tencor by 11:59 p.m. Pacific Time on the Expiration Date.

KLA-Tencor intends to disseminate an Election Confirmation Statement via email to your KLA-Tencor email address within one business day after your submission of your Election Form on the Offer website at https://kla.equitybenefits.com. If you have not received an Election Confirmation Statement in the timeframe prescribed, KLA-Tencor recommends you email a copy of your Election Confirmation Statement to Tracy Laboy at tracy.laboy@kla-tencor.com prior to the expiration of the Offer.

You may change your election with respect to your Eligible Options at any time up to 11:59 p.m. Pacific Time on the Expiration Date. If the Offer is extended by KLA-Tencor beyond that time, you may change your election with respect to your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if KLA-Tencor does not accept your tendered option by 11:59 p.m. Pacific Time on April 24, 2007, you may revoke your election with respect to your tendered options at any time thereafter until those options are accepted for amendment or replacement. To validly change or revoke your election, you must access the Offer website at https://kla.equitybenefits.com and complete and deliver a new Election Form to KLA-Tencor prior to the expiration of the Offer. You should print a copy of your revised Election Form and updated Election Confirmation Statement and keep those documents with your other records for the Offer. You may change your previously submitted elections as many times as you would like prior to the expiration of the Offer.

KLA-Tencor will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options for amendment or replacement pursuant to the Offer, you must access your account at the Offer website https://kla.equitybenefits.com, properly complete and duly execute the Election Form. If you decide to tender a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the balance.

3. Signatures on This Election Form. You must sign this Election Form.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for paper copies of the Offer document, this Election Form or the Stock Option Amendment and Special Bonus Agreement, may be directed to Tracy Laboy at (408) 875-7131 or tracy.laboy@kla-tencor.com. Copies will be furnished promptly at KLA-Tencor’s expense.

5. Irregularities. KLA-Tencor will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. KLA-Tencor will also decide, in its discretion, all questions as to (i) the portion of each retroactively priced option which comprises an Eligible Option for purposes of the Offer; (ii) the number of shares of common stock purchasable under each Amended Option at the Adjusted Exercise Price, (iii) the Adjusted Exercise Price to be in effect under each Amended Option, (iv) the amount of the Cash Bonus payable with respect to each Amended Option with an Adjusted Exercise Price in excess of the exercise price per share in effect for that option immediately prior to the amendment and (v) the cancellation of tendered Eligible Options with exercise prices above the fair market value of KLA-Tencor common stock on the Amendment Date and the replacement of those canceled options with New Options. KLA-Tencor’s determination of such matters will be final and binding on all parties. KLA-Tencor reserves the right to reject any or all tenders which it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. KLA-Tencor also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and KLA-Tencor’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering Eligible Optionee or waived by KLA-Tencor. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as KLA-Tencor shall determine. Neither KLA-Tencor nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the tendered options, and no person will incur any liability for failure to give any such notice. If the table on the cover page of this Election Form includes options that are not eligible for the Offer, KLA-Tencor will not accept those options for amendment or replacement, but KLA-Tencor does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.

6. Important Tax Information. You should refer to Section 15 of the Offer, which contains important U.S. federal tax information concerning the Offer. All Eligible Optionees with Eligible Options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the Offer.

7. Copies. You should print a copy of this Election Form, after you have completed and signed it, and retain it for your records.

IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY

KLA-TENCOR BY 11:59 P.M. PACIFIC TIME ON THE EXPIRATION DATE.